EXHIBIT 99.49


	       [Letterhead of Kansas City Power & Light Company]


					    April 14, 1997


HAND DELIVERED
--------------

ADT Investments II, Inc.
c/o James C. Tilden
Seigfried, Bingham, Levy, Selzer & Gee
2800 Commerce Tower
911 Main Street
Kansas City, Missouri 64105

Dear Mr. Tilden:

     We received on April 11, 1997 the request of ADT Investments
II, Inc. for shareholder information of Kansas City Power & Light Company
(KCPL) pursuant to R.S.Mo. Section 351.215 and Article VIII of KCPL's Bylaws.

     The stated purpose of its request was to communicate with shareholders of KCPL on matters of their interest as shareholders including the proposed offer by Western Resources, Inc. to exchange each share of common stock of KCPL for common stock of Western Resources.

     Given ADT Limited's relationship with Western Resources, the request of ADT for the shareholder information is not for a reasonable and proper purpose.

     Please contact the undersigned should you have further questions.

			       Sincerely,

			       /s/ Jeanie Sell Latz

			       Jeanie Sell Latz
			       Senior Vice President, Corporate Services,
				  Corporate Secretary & Chief Legal Officer